Exhibit 99.3

International Webcast, September 14, 2016 Innovation Engine to Deliver Enhanced Solutions for the Next Generation of Farming Creating a Global Leader in Agriculture 1

Certain statements contained in this communication may constitute “forward-looking statements.” Actual results could differ materially from those projected or forecast in the forward-looking statements. The factors that could cause actual results to differ materially include the following: the risk that Monsanto Company’s (“Monsanto”) stockholders do not approve the transaction; uncertainties as to the timing of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate Monsanto’s operations into those of Bayer Aktiengesellschaft (“Bayer”); such integration may be more difficult, time-consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; the retention of certain key employees at Monsanto; risks associated with the disruption of management’s attention from ongoing business operations due to the transaction; the conditions to the completion of the transaction may not be satisfied, or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting and tax treatments of the merger; the impact of indebtedness incurred by Bayer in connection with the transaction and the potential impact on the rating of indebtedness of Bayer; the effects of the business combination of Bayer and Monsanto, including the combined company’s future financial condition, operating results, strategy and plans; other factors detailed in Monsanto’s Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission (the “SEC”) for the fiscal year ended August 31, 2015 and Monsanto’s other filings with the SEC, which are available at http://www.sec.gov and on Monsanto’s website at www.monsanto.com; and other factors discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. Bayer assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof. Forward-Looking Statements 2 International Webcast, September 14, 2016

This communication relates to the proposed merger transaction involving Monsanto and Bayer. In connection with the proposed merger, Monsanto and Bayer intend to file relevant materials with the SEC, including Monsanto’s proxy statement on Schedule 14A (the “Proxy Statement”). This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, and is not a substitute for the Proxy Statement or any other document that Monsanto may file with the SEC or send to its stockholders in connection with the proposed merger. STOCKHOLDERS OF MONSANTO ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT, WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site, http://www.sec.gov, and Monsanto’s website, www.monsanto.com, and Monsanto stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Monsanto. In addition, the documents (when available) may be obtained free of charge by directing a request to Corporate Secretary, Monsanto Company, 800 North Lindbergh Boulevard, St. Louis, Missouri 63167, or by calling (314) 694-8148. Participants in Solicitation Monsanto, Bayer and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the holders of Monsanto common stock in respect of the proposed transaction. Information about the directors and executive officers of Monsanto is set forth in the proxy statement for Monsanto’s 2016 annual meeting of stockholders, which was filed with the SEC on December 10, 2015, and in Monsanto’s Annual Report on Form 10-K for the fiscal year ended August 31, 2015, which was filed with the SEC on October 29, 2015. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Proxy Statement and other relevant materials to be filed with the SEC in respect of the proposed transaction when they become available. Additional information 3 International Webcast, September 14, 2016

Realizes shared vision of integrated agricultural offerings delivering enhanced solutions for growers Creates an innovation engine for the next generation of farming Significant value creation through considerable synergy potential Reinforces Bayer as a global innovation-driven Life Science company Joint organisation will further evolve its strong culture of innovation, sustainability and social responsibility Bayer and Monsanto to Create a Global Leader in Agriculture 4 International Webcast, September 14, 2016

Highly Attractive Agriculture Industry Benefiting from Macro Trends €120 billion Estimated agriculture inputs market size by 2025 from ~€85bn in 2015(3) ~10 billion People on the planet by 2050 United Nations 2015 -17% Declining hectares of farmland per capita by 2050 From 0.218 ha/capita in 2015 to 0.181 ha/capita in 2050(2) (1) Nelson et. al. (2014); (2) FAO 2016 "Climate change and food security“; (3) This includes Seeds & Traits and Crop Protection Productivity increase required to feed the planet by 2050 FAO(2) +60% Biophysical effect of climate change shocks on yields by 2050 Nelson(1) / FAO(2) -17% International Webcast, September 14, 2016 5

Monsanto: Highly Profitable, Global Leader with Strategic Base in US Headquarters: St. Louis, Missouri, United States 20,000 More than employees globally Revenue Split (FY2015A) $15.0 bn Revenues $4.8 bn EBITDA Adj. $2.3 bn Net Income $1.0 bn CAPEX 57% 11% 12% 5% 6% 4% 4% 1% Americas, 82% US Brazil Europe-Africa Asia-Pacific Argentina Canada Mexico Other By Region 6 International Webcast, September 14, 2016

Monsanto’s Leading Seeds and Digital Farming Complements Bayer’s Strength in Crop Protection 40% 32% 15% 4% 3% S&T, 68% Corn S&T Ag Productivity Soybean S&T Vegetable Seeds Other Crops Cotton S&T By Segment Seeds Digital Farming 5% 7 International Webcast, September 14, 2016 Crop Protection

Creating a Global Leader in Agriculture Page 8 (3) 2015 Pro Forma Sales (in €bn) (1) (2) BASF Ag Crop Protection Seeds & Traits Pro forma Pro forma Pro forma (4) ChemChina Ag Syngenta DuPont Ag Dow Ag Based on company information and internal calculations (at avg. 2015 Fx rate USD/EUR=1.11); (1) Pro forma figures without impact of potential disposals; (2) Excludes Adama non-Ag sales;(3) Monsanto calendarized to December 2015 year-end; (4) Bayer 2015 as reported International Webcast, September 14, 2016 ~45% ~55% 23.1 14.8 14.6 12.7 10.4 5.8

An Integrated Platform of Seeds & Traits, Crop Protection incl. Biologics and Digital Farming Well recognized Crop Protection portfolio Focus on “Plant Health” Excellence in chemistry Biologics platform Life Science technology platform INTEGRATED PLATFORM Commercial packages across key crops and geographies, Strong integrated product offerings Strong R&D platform, Digital Farming beginning to serve as “integrator” Crop Protection Seeds & Traits Major Seeds & Traits portfolio Focus on “yield” Breeding and trait development focus Advanced Digital Farming platform International Webcast, September 14, 2016 9

Creation of an Innovation Engine in Agriculture 11.4% 10.6% 10.6% 8.5% % of Sales > 40 major R&D sites worldwide > 200 breeding stations in all relevant geographies ~10,000 employees in R&D Strong R&D technology platform Cross-technology capabilities > 70 pipeline advancements over last two years 2015 Pro Forma R&D Investment (€bn)(1) Seeds & Traits Crop Protection Total (3) Strong pipeline across crops, indications and technologies Combined Strength in Innovation(2) (1) Based on company information and internal calculations excl. synergies (at avg. 2015 Fx rate USD/EUR=1.11); (2) Pro forma excl. synergies; (3) BASF: includes ~€150 million for Plant Science 10 International Webcast, September 14, 2016 2.5 1.6 1.3 0.7 Bayer CS + Monsanto Dow Ag + DuPont Ag Syngenta + ChemChina Ag BASF Ag

Advancing Together: Creating Value for all Stakeholders Employees Employees Working for an industry leader Attractive career opportunities at a larger and more diversified global franchise Investors Substantial value for both companies’ shareholders Customers Creating an Innovation Engine Broad portfolio: Seeds & Traits, Crop Protection including Biologics and Digital Farming platforms Society Better positioned to address global food challenges Strong focus on sustainability 11 International Webcast, September 14, 2016

Reinforces Bayer as a Life Science Company With Global Leadership Positions in its Core Segments International Webcast, September 14, 2016 12

Path to completion Bayer and Monsanto will continue to operate as separate companies with jobs and reporting lines unaffected until the transaction is fully approved by regulatory agencies. We need to stay focused on our current day-to-day activities from now until closing of the transaction. A dedicated integration planning team will work to effectively integrate Monsanto following closing. We will make every effort to communicate regularly to tell you as much as we can, as soon as we can. Next steps 13 International Webcast, September 14, 2016 Late 2016 / early 2017: Monsanto shareholder meeting Submit merger control and other regulatory filings End of 2017: Expected closing

Thank you! Advancing, Together 14